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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement.
[ ] Confidential, for use of the Commissioner only (as permitted by
    Rule 14a-6(e)(2).
[ ] Definitive Proxy Statement.
 X  Definitive additional materials.
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.


                         AEGON/TRANSAMERICA SERIES TRUST
                (Name of Registrant as Specified in its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)



Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         (1) Title of each class of securities to which transaction applies: N/A
         (2) Aggregate number of securities to which transaction applies: N/A
         (3) Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):  N/A
         (4) Proposed maximum aggregate value of transaction:  N/A
         (5) Total fee paid:  $0

   [ ] Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:  N/A
         (2) Form, Schedule or Registration Statement No.:  N/A
         (3) Filing Party:  N/A
         (4) Date Filed:  N/A
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                              FOR INTERNAL USE ONLY
                      SYNOPSIS OF PROXY TO POLICYOWNERS OF
                         AEGON/TRANSAMERICA SERIES TRUST
              SHAREHOLDERS MEETING OCTOBER 30, 2007 (11:00 A.M. ET)

Policyowners are being asked to provide instructions for the following issues:

PROPOSAL I:

     TO ELECT BOARD MEMBERS.

AEGON/Transamerica Series Trust (the "Trust") is a Trust currently part of a complex of registered investment companies (the "TFAI Fund Family") that are managed by Transamerica Fund Advisors, Inc. ("TFAI"). An affiliate of TFAI, Diversified Investment Advisors, Inc. ("Diversified"), serves as investment adviser to another complex of registered investment companies (the "Diversified Fund Family").

Both TFAI and Diversified are indirect, wholly-owned subsidiaries of AEGON, N.V., a Netherlands corporation that is a publicly traded international insurance group, and both are part of the AEGON Group of Companies.

TFAI and Diversified render comparable "manager of managers" management services to investment companies, and the AEGON Group of Companies has decided to consolidate all "manager of managers" investment company services in TFAI in order to form a premier fund management and administration organization combining the expertise of the personnel of both TFAI and Diversified. As part of the consolidation, the Board of Trustees approved the election of a new Board, composed both of current members of the TFAI Fund Family and new members who currently over see funds in the Diversified Fund Family.

Five of the current Trustees of the TFAI Fund Family, Leo J. Hill, Russell A. Kimball, Jr., Norm R. Nielsen, John W. Waechter and John K. Carter, as well as four new Trustee nominees, Neal M. Jewell, Eugene M. Mannella, Joyce Galpern Norden and Patricia L. Sawyer are proposed for election to each investment company's Board of Trustees. Each nominee, except John K. Carter, is not an "interested person," as that term is defined in the Investment Company Act of 1940, as amended.

Proposal I is designed to enhance the efficiency and consistency of the investment companies' oversight by ensuring that Trustees who are familiar with the investment companies, TFAI, and the funds currently managed by Diversified, are represented on the Board.

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At the Board's meeting held on July 10-11, 2007, the Trustees determined that the best interest of the portfolios' policyowners would be served by approving the election of the Board Members, and they recommend that the policyowners of the portfolios provide instructions to approve the election of Board Members.

PROPOSAL II:

     TO APPROVE AN AMENDMENT TO THE DECLARATION OF TRUST.

The Board of Trustees are seeking an amendment to the Trust's declaration of trust that will enable the Board of Trustees to amend the declaration of trust without the expense and delay associated with soliciting approval of the Trust's policyowners. The Board of Trustees is currently able to revise several provisions of the declaration of trust without shareholder approval, and whether or not this Proposal II is approved, the Board of Trustees intends to implement several changes that they deem to be in the policyowners' best interests. If the amendment to the declaration of trust is approved, the declaration of trust would allow the Board of Trustees to manage the Trust and the portfolios more effectively and more efficiently by increasing their ability to revise the declaration of trust to respond to future contingencies, changes in industry standards, economic conditions and regulatory changes.

At the Board's meeting held on July 10-11, 2007, the Trustees determined that the best interests of the portfolios' policyowners would be served by approving the amendment to the declaration of trust, and they recommend that the policyowners of the portfolios provide instructions to approve the amendment to the Declaration of Trust.